EXHIBIT 23.2

378160.2

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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
IMNET Systems, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of IMNET Systems, Inc. of our reports dated August 13, 1996, with respect to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996, and the related financial statement schedule, which reports appear in the June 30, 1996 annual report on Form 10-K of IMNET Systems, Inc.


                                       KPMG PEAT MARWICK LLP


January 6, 1997


378160.2